Exhibit 99.1

Contact:

Julie McGee

Semtech Chief Marketing Officer

(503) 830-3306

jmcgee@semtech.com

Semtech Corporation Confirms Discussions Regarding a Potential Transaction with Sierra Wireless

CAMARILLO, Calif., Aug. 2, 2022 – Semtech Corporation (Nasdaq: SMTC), a leading global supplier of high-performance analog and mixed-signal semiconductors and advanced algorithms, today confirmed that it has engaged in advanced discussions regarding a potential transaction with Sierra Wireless, Inc. (Nasdaq: SWIR) at a price of US$31 per share.

No assurance can be given that Semtech will determine to continue such discussions or enter into any definitive agreement regarding any transaction or, if executed, whether any such transaction would be consummated. Semtech does not intend to make any further press release or announcement regarding these matters unless and until it enters into a binding, definitive agreement with respect thereto.

About Semtech

Semtech Corporation is a leading global supplier of high-performance analog and mixed-signal semiconductors and advanced algorithms for infrastructure, high-end consumer and industrial equipment. Products are designed to benefit the engineering community as well as the global community. Semtech is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the Nasdaq Global Select Market under the symbol SMTC. For more information, visit www.semtech.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and is based on management’s current expectations, estimates and projections. Forward-looking statements are statements other than historical information or statements of current condition and, as used in this press release, relate to matters such as, among others, any proposed transaction involving Semtech (there can be no assurance that any proposed transaction will be entered into, and if so, whether any such transaction would close). Statements containing words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “should,” “will,” “designed to,” or “projections,” or other similar expressions also constitute forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results and events to differ from those expressed or implied by such forward-looking statements. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk factors set forth in Semtech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (www.sec.gov) on March 16, 2022, as such risk factors may be updated, amended or superseded from time to time by subsequent reports that Semtech files with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release and Semtech assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech and the Semtech logo are registered trademarks or service marks of Semtech Corporation or its affiliates.

SMTC-F